EXHIBIT 13


                                                              February 23, 1987



Board of Directors of
Michigan Daily Tax Free
    Income Fund, Inc.

Gentlemen:

              We hereby subscribe for 100,000 shares of the Common Stock, $.001 par value per share, of Michigan Daily Tax Free Income Fund, Inc., a Maryland corporation (the "Corporation"), at $1.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

              We hereby represent and agree that we are purchasing these shares of stock for investment purposes, for our own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, as amended, nor with any present intention of distributing or selling such shares. We further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Corporation are being amortized, we will reimburse the Corporation the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                                              Very truly yours,

                                                              REICH & TANG, INC.


                                                  By:___________________________
                                                     Bernadette N. Finn
Confirmed and Accepted:

MICHIGAN DAILY TAX FREE
INCOME FUND, INC.

By:________________________________
         William Berkowitz